Exhibit 99.1

MarketAxess Announces Medium-Term Financial Targets1

Increases Stock Repurchase Authorization to $505 million

Intends to Effect an Accelerated Stock Repurchase

Actions Reflect Board’s Confidence in Long-Term Strategy

and Commitment to Drive Stockholder Value Creation

NEW YORK | December 9, 2025 - MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced medium-term financial targets for the Company.

In conjunction with the new medium-term financial targets, the Company also announced that its Board of Directors has authorized the repurchase of up to $400 million of additional shares of MarketAxess common stock. The new authorization, combined with the $105 million remaining capacity under the Company’s previously announced authorization, brings the total aggregate outstanding authorizations to $505 million.

With the new authorization, the Company plans to enter into an Accelerated Stock Repurchase (“ASR”) Agreement with JPMorgan Chase Bank, National Association, to repurchase, in aggregate, $300 million of MarketAxess common stock. Following the completion of the ASR, it is expected that $205 million in the aggregate will remain on the Company’s stock repurchase authorizations.

“Our announcements today reflect the Board’s confidence in our long-term strategy and our commitment to driving stockholder value creation. We expect that our continued investment in technology modernization positions us to deliver innovative protocols and workflow tools powered by unique data, enhancing the client experience and driving increased revenue growth rates,” said Chris Concannon, Chief Executive Officer.

As previously announced, the Company will participate in the Goldman Sachs 2025 U.S. Financial Services Conference, including a fireside chat that is scheduled for today at 10 a.m. ET. The Company plans to discuss the medium-term targets, the stock repurchase authorization and the expected ASR during the fireside chat. The live webcast and replay for the fireside chat will be available on the events and presentations section of the MarketAxess Investor Relations homepage, https://investor.marketaxess.com/events-and-presentations. The presenters' slides for the fireside chat will be posted on the events and presentations section of the MarketAxess Investor Relations homepage.

Medium-Term Financial Targets

With our ongoing technology modernization and after a recent comprehensive review of the Company’s strategic outlook by management and the Board of Directors, the Company is introducing the medium-term financial targets below. These targets represent average annual growth rates for the period 2026-2028 on a constant currency basis and assume a constant business portfolio. These targets are also based on minimum average annual composite credit2 market ADV growth of approximately 6%, and minimum average annual U.S. government bond TRACE market ADV growth of approximately 5%.

8% – 9% avg. annual total revenue growth[3] Avg. 75 – 125 bps / year increase in operating margin[3]

Stock Repurchase Authorization and ASR

MarketAxess expects to enter into a $300 million ASR agreement with JPMorgan Chase Bank, National Association, in the near term. It is expected that approximately $240 million worth of shares will be delivered to the Company at the onset of the transaction and any remaining purchased shares will be delivered to the Company upon the final settlement of the transaction in the first quarter of 2026. The remaining $205 million stock repurchase authorization will be available at the Company’s discretion to repurchase MarketAxess common stock in the open market or in privately negotiated transactions from time to time based on market and other conditions.

The ASR will be funded by $80 million in cash on hand and $220 million in borrowings under the Company’s revolving credit facility. As of September 30, 2025, and on a trailing twelve-month basis, MarketAxess generated $400 million in net cash provided by operating activities and $385 million of free cash flow.4

Year-to-date 2025, the Company has returned to stockholders approximately $120 million in stock repurchases and $86 million in dividends.

1Medium-term defined as 3-years. Targets are average annual growth rates for the period 2026-2028.

2Composite credit products include U.S. high-grade, U.S. high-yield, emerging markets and eurobonds.

3 Assumes constant currency, excluding the impact of business portfolio changes and excluding impact of notable items. From time to time, we present certain GAAP-basis financial results, excluding notable items. These measures are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of these non-GAAP financial measures.

4 Free cash flow is a non-GAAP financial measure. Refer to “Non-GAAP financial measures and other items” for a discussion of these non-GAAP financial measures and Table 1 for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

Access Details for Webcast & Presenters’ Slides

As previously announced, Mr. Concannon and Ms. Fiszel Bieler will participate in the fireside chat at 10:00 a.m. ET at the Goldman Sachs 2025 U.S. Financial Services Conference. The Company plans to discuss the medium-term targets, the stock repurchase authorization and the expected ASR during the fireside chat. The live webcast and replay for the fireside chat will be available on the events and presentations section of the MarketAxess Investor Relations homepage, https://investor.marketaxess.com/events-and-presentations. The presenters' slides for the fireside chat will be posted on the events and presentations section of the MarketAxess Investor Relations homepage.

Non-GAAP financial measures and other items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), from time-to-time, the Company uses certain non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin and free cash flow. From time to time, we present selected GAAP-basis financial results, excluding notable items. Notable items are revenues, expenses, other income (expense) and tax related items that are non-recurring and outside of the Company’s normal course of business or other notables, such as acquisition and restructuring charges or gains/losses on sales (collectively, “notable items”). We define EBITDA margin as EBITDA divided by revenues. We define free cash flow as net cash provided by/(used in) operating activities excluding the net change in trading investments and net change in securities failed-to-deliver and securities failed-to-receive from broker-dealers, clearing organizations and customers, less expenditures for furniture, equipment and leasehold improvements and capitalized software development costs. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in conformity with GAAP. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, provide additional information regarding the Company’s operating results because they assist both investors and management in analyzing and evaluating the performance of our business. Please refer to Table 1 for a reconciliation of GAAP net cash provided by operating activities to free cash flow. The Company does not reconcile its forward-looking non-GAAP financial measures, including the medium term financial targets, to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for the Company, market conditions and industry growth, as well as statements about the Company’s future financial and operating performance, medium term financial targets, our confidence in our long-term strategy and stockholder value creation and our plan to enter into the ASR, including the timing, manner and benefits of the ASR. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; risks related to sanctions levied against states or individuals that could expose us to operational or regulatory risks; the effect of rapid market or technological changes on us and the users of our technology; issues related to the development and use of artificial intelligence; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms, products or services; our vulnerability to malicious cyber-attacks and attempted cybersecurity breaches; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our use of open-source software; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the divergence of U.K. and European Union legal and regulatory requirements following the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our tax filing positions; the effects of climate change or other sustainability risks that could affect our operations or reputation; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; our exposure to financial institutions by holding cash in excess of federally insured limits; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Approximately 2,100 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. Our automated and algorithmic trading solutions, combined with our integrated and actionable data offerings, help our clients make faster, better-informed decisions on when and how to trade on our platform. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on X @MarketAxess.

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Contacts
INVESTOR RELATIONS	MEDIA RELATIONS
Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com

Table 1: Reconciliation of Trailing Twelve-Month Net Cash Provided by Operating Activities to Free Cash Flow

	3Q25	2Q25	3Q24
	(in thousands)
Net cash provided by operating activities	$399,755	$404,680	$350,674
Exclude: Net change in trading investments	198	718	1,577
Exclude: Net change in fail-to-deliver/receive from broker- dealers, clearing organizations and customers	38,957	7,197	16,361
Less: Purchases of furniture, equipment and leasehold improvements	(4,847)	(4,186)	(11,798)
Less: Capitalization of software development costs	(48,868)	(48,705)	(47,110)
Free cash flow	$385,195	$359,704	$309,704